#014 Putnam High Yield Trust
8/31/2006 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended August 31, 2006 Putnam Management has assumed $28,580 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).






72DD1 (000s omitted)

Class A	 	 $125,686
Class B		   29,512
Class C		    4,260

72DD2 (000s omitted)

Class M		 $1,442
Class R		     27
Class Y		 15,394

73A1

Class A		$0.588
Class B		 0.527
Class C	      0.529

73A2

Class M 		$0.564
Class R		 0.566
Class Y		 0.612

74U1 (000s omitted)

Class A		 210,463
Class B		  43,655
Class C		   8,126

74U2 (000s omitted)

Class M		 2,510
Class R		     50
Class Y		 24,697


74V1

Class A		$7.87
Class B		 7.84
Class C		 7.84

74V2

Class M		$7.88
Class R		 7.85
Class Y		 7.83


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.